Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, July 26, 2007	(302) 883-6530

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the second quarter ended June 30, 2007.

For the quarter ended June 30, 2007 revenues were $40,806,000 compared with $45,003,000 in the second quarter of 2006. Earnings before income taxes were $11,285,000 compared with $15,012,000 in the comparable quarter of the prior year.

The Company promoted seven major events over five weekends in the second quarter of both 2007 and 2006. Adverse weather affected four of the five event weekends in 2007. Dover’s Spring NASCAR NEXTEL Cup race was rained out on Sunday for the first time in 32 years. The impact of postponing our June Cup race from Sunday to Monday, together with the previously reported decrease in our television broadcast rights fees under the initial years of NASCAR’s new broadcast agreement, adversely affected our results. Decreased revenues from admissions, sponsorship, program sales, concessions and merchandise as well as higher expenses from an extra day’s activities resulted in a decrease in profitability. Results from Dover’s Spring Friday and Saturday events were not impacted by weather and were comparable to the prior year.

For the quarter ended June 30, 2007 operating and marketing expenses were $23,780,000 compared with $23,272,000 in the comparable quarter of 2006. Higher advertising and promotional activities and the additional cost of operating the Dover facility over a four day weekend contributed to the increase in operating expense. General and administrative expenses of $3,135,000 in the second quarter of 2007 were 1% lower than the $3,173,000 for the same quarter last year.

The income tax provision for the quarter ended June 30, 2007 was $5,692,000 compared with $6,683,000 in the prior year. The effective tax rate for the second quarter was 50.4% in 2007 compared with 44.5% in the prior year. The higher rate in 2007 was due to the impact of a reversal of a tax contingency accrual in 2006 and a decrease in the Company’s estimated 2007 annual consolidated pre-tax earnings. The tax rates in both years were affected by state income tax expenses attributable to valuation allowances established on certain state net operating losses.

Net earnings for the quarter ended June 30, 2007 were $5,593,000 or $.16 per diluted share compared with $8,329,000 or $.23 per diluted share for the same period last year. The lower TV broadcast rights fees and the higher effective income tax rate each affected earnings by $.02 per diluted share.

For six months ended June 30, 2007, revenues were $41,688,000 compared with $45,804,000 in the prior year. The Company promoted seven major events in the first half of both years. Net earnings were $2,033,000 or $.06 per diluted share compared with $3,936,000 or $.11 per diluted share in the comparable period of the prior year.

For the first half of 2007 cash provided by operations was $4,801,000 compared with $7,178,000 in the prior year. At June 30, 2007, indebtedness was $49,007,000 compared with $51,204,000 that was outstanding a year earlier.

Capital spending, primarily from the Monster Makeover project, was $8,745,000 in the first half of 2007 compared with $2,038,000 in the prior year. The Company expects capital spending of $1,500,000 to $2,000,000 during the second half of the year.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Admissions	$15,760	$16,613	$15,847	$16,698
Event-related	10,494	12,117	11,278	12,807
Broadcasting	14,512	16,244	14,512	16,244
Other	40	29	51	55

	40,806	45,003	41,688	45,804

Expenses:
Operating and marketing	23,780	23,272	26,174	25,490
General and administrative	3,135	3,173	6,306	6,192
Depreciation and amortization	1,565	2,397	3,094	4,780

	28,480	28,842	35,574	36,462

Operating earnings	12,326	16,161	6,114	9,342

Interest income	32	11	75	23
Interest expense	(1,073)	(1,160)	(2,002)	(2,286)

Earnings before income tax expense	11,285	15,012	4,187	7,079

Income tax expense	5,692	6,683	2,154	3,143

Net earnings	$5,593	$8,329	$2,033	$3,936

Net earnings per common share:
Basic	$0.16	$0.23	$0.06	$0.11

Diluted	$0.16	$0.23	$0.06	$0.11

Weighted average shares outstanding:
Basic	35,876	35,999	35,871	36,049
Diluted	35,991	36,198	35,963	36,211

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2007	June 30, 2006	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,330	$1,249	$298
Accounts receivable	14,766	15,101	2,935
Inventories	334	290	244
Prepaid expenses and other	4,653	4,202	1,808
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	9
Income taxes receivable	101	158	—
Deferred income taxes	217	495	193

Total current assets	21,401	21,495	5,487

Property and equipment, net	158,187	218,285	152,502
Restricted cash	2,673	2,104	3,684
Other assets, net	1,278	1,346	1,261
Goodwill	—	2,487	—

Total assets	$183,539	$245,717	$162,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,065	$2,642	$1,938
Accrued liabilities	4,768	5,549	3,400
Payable to Dover Downs Gaming & Entertainment, Inc.	38	1	—
Income taxes payable	—	—	478
Current portion of bonds payable	—	695	695
Deferred revenue	19,755	20,058	10,008
Current liabilities of discontinued operation	—	103	—

Total current liabilities	28,626	29,048	16,519

Revolving line of credit	44,800	46,300	39,000
Bonds payable	4,207	4,209	4,211
Liability for pension benefits	664	—	771
Other liabilities	—	21	—
Noncurrent income taxes payable	9,296	—	—
Deferred income taxes	20,493	50,610	28,173

Total liabilities	108,086	130,188	88,674

Stockholders’ equity:
Common stock	1,657	1,637	1,635
Class A common stock	1,967	1,992	1,977
Additional paid-in capital	99,599	100,032	99,412
(Accumulated deficit) retained earnings	(27,126)	12,296	(28,071)
Accumulated other comprehensive loss	(644)	(428)	(693)

Total stockholders’ equity	75,453	115,529	74,260

Total liabilities and stockholders’ equity	$183,539	$245,717	$162,934

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net earnings	$2,033	$3,936
Adjustments to reconcile net earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	3,094	4,780
Amortization of credit facility fees	91	97
Stock-based compensation	247	235
Deferred income taxes	1,285	2,061
Changes in assets and liabilities:
Accounts receivable	(11,831)	(12,735)
Inventories	(90)	(60)
Prepaid expenses and other	(2,949)	(2,482)
Income taxes receivable/payable	(579)	(448)
Accounts payable	2,127	1,165
Accrued liabilities	1,368	128
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	47	(14)
Deferred revenue	9,747	10,536
Other liabilities	211	(21)

Net cash provided by operating activities of continuing operations	4,801	7,178

Net cash used in operating activities of discontinued operation	—	(41)

Investing activities:
Capital expenditures	(8,745)	(2,038)
Restricted cash	1,011	1,096

Net cash used in investing activities	(7,734)	(942)

Financing activities:
Borrowings from revolving line of credit	20,300	17,300
Repayments of revolving line of credit	(14,500)	(20,100)
Repayments of bonds payable	(699)	(874)
Dividends paid	(1,088)	(1,093)
Repurchase of common stock	(54)	(1,141)
Excess tax benefit on stock awards	6	16
Other	—	(7)

Net cash provided by (used in) financing activities	3,965	(5,899)

Net increase in cash and cash equivalents	1,032	296
Cash and cash equivalents, beginning of period	298	953

Cash and cash equivalents, end of period	$1,330	$1,249